UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                Commission File Number: 1-3786

                     HOMASOTE COMPANY
    (Exact name of registrant as specified in its charter)

  932 LOWER FERRY ROAD, WEST TRENTON, NJ 08628, (609) 883-3300
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Common Stock, Par Value $.20 Per Share
    (Title of each class of securities covered by this Form)

                            N/A
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i) [X]          Rule 12h-3(b)(1)(i)  [ ]
    Rule 12g-4(a)(1)(ii)[ ]          Rule 12h-3(b)(1)(ii) [ ]
    Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(i)  [ ]
    Rule 12g-4(a)(2)(ii)[ ]          Rule 12h-3(b)(2)(ii) [ ]
                                     Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:  214

Pursuant to the requirements of the Securities Exchange Act of 1934, Homasote Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 29, 2003         By: /s/ James M. Reiser
                                     James M. Reiser
                                     Vice-President and
                                     Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.